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                                                                    EXHIBIT 12.1


         STATEMENT OF COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


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
                                                                                         Year Ended December 31,
                                                                           -----------------------------------------------------
                                                                             1997        1998       1999       2000       2001
                                                                           --------    --------   --------   --------   --------
                                                                                        (in thousands, except ratios)

 Fixed Charges:
 Interest Expense                                                          $    617    $  7,541   $ 12,357   $ 18,036   $ 15,540
 Amortization of Deferred Financing Costs                                        54         737        777      1,012      1,857
 Implied Interest Component of Rents                                            204       2,713      4,468      5,036      6,876
                                                                           --------    --------   --------   --------   --------
 Total Fixed Charges                                                            875      10,991     17,602     24,084     24,273
                                                                           ========    ========   ========   ========   ========


 Earnings (before fixed charges, extraordinary loss and income taxes):
 Income before income taxes and extraordinary loss                           (3,928)     21,982     26,403      7,233     27,781
 Fixed Charges as above                                                         875      10,991     17,602     24,084     24,273
                                                                           --------    --------   --------   --------   --------
 Total                                                                       (3,053)     32,973     44,005     31,317     52,054
                                                                           ========    ========   ========   ========   ========

 Ratio of Earnings to Fixed Charges                                              NM        3.00       2.50       1.30       2.14
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